NOTE MODIFICATION AGREEMENT

THIS NOTE MODIFICATION AGREEMENT (this “Agreement”) is entered into this 26th day of June, 2009 by and between US Dataworks, Inc., a Nevada corporation (the “Company”) and John L. Nicholson, M.D., a Director of the Company (the “Holder”).  All capitalized terms not specifically defined herein shall have those meanings set forth in that certain US Dataworks, Inc. Refinancing Secured Note dated August 13, 2008 executed by the Company and payable to the order of the Holder in the original principal amount of Two Million Nine Hundred Ninety Five Thousand Dollars ($2,995,000), as amended by that certain Note Modification Agreement dated February 19, 2009 and that certain Note Modification Agreement dated May 20, 2009 (as modified, renewed and extended to date, the “Note”).

W I T N E S S E T H:

WHEREAS, the Company and the Holder wish to revise certain provisions of the Note;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.           The following modifications to the Note are made and agreed to effective as of June 26, 2009:

A.	Section 1 of the Note is hereby amended by adding the following sentence to the beginning of the Section:

“Within ten (10) days after the end of each calendar quarter beginning with June 30, 2009, the Company (A) shall make mandatory principal payments to the Holder in an amount equal to (i) $89,850.00, or three percent (3%) of the original principal amount of this Note, plus (ii) 80.9% of one-fourth of the Company’s cash balance in excess of $611,105 as of the end of such calendar quarter and (B) may, in the sole and absolute discretion of the Board of Directors of the Company, make an additional principal payment of up to 80.9% of one-fourth of the Company’s cash balance in excess of $611,105 as of the end of such calendar quarter; provided, however, that if the mandatory principal payment referred to in clause (i) of clause (A) above (together with the other like mandatory quarterly principal payment due to the other holder of the Notes) would reduce the Company’s cash balance as of the last day of such calendar quarter below $500,000, then the amount of the mandatory principal payment referred to in such clause shall be reduced to 80.9% of the amount, if any, by which the Company’s cash balance as of the last day of such quarter exceeds $500,000 (with any such shortfall in such scheduled principal payment not rolling into the next scheduled principal payment).”

B.	The reference to “December 31, 2009” in Section 1 of the Note is hereby replaced with “July 1, 2010.”

2.           In consideration of the Holder’s agreements to the modifications set forth in Section 1 of this Agreement, the Company shall pay an amendment fee to the Holder in the amount of $40,450.00, such amount to be payable on July 1, 2009.  In addition, as additional consideration for the Holder’s agreements to the modifications set forth in Section 1 of this Agreement, the Company will, effective as of the date hereof, issue to the Holder warrants to acquire 1,500,000 shares of the Company’s common stock at an exercise price of $0.43 per share, with such warrants to be subject to the terms outlined in Exhibit A attached hereto.

3.           The Note, as modified by this Agreement, and all of the other loan documents and other agreements and instruments executed and delivered in connection with the Note shall remain in full force and effect.

4.           The Company and the Holder represent and warrant to each other that, as of the date hereof: (a) each such party has full power and authority to execute this Agreement; (b) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally; and (c) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery or performance by such party of this Agreement.

5.           The parties hereto shall from time to time execute and deliver all such other documents, instruments and assurances with respect to the matters described herein, and take all such other actions as may be necessary or required to carry into force and effect the purposes and intent of this Agreement.

6.           This Agreement, when executed by the parties hereto, shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and assigns.

7.           This Agreement may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto on the date first set forth above.

THE COMPANY:

US DATAWORKS, INC.

By:	/s/ J. Patrick Millinor, Jr.

Name:	J. Patrick Millinor, Jr.

Title:	Director

THE HOLDER:

/s/ John L. Nicholson, M.D.
John L. Nicholson, M.D.

WRITTEN CONSENT OF THE REQUIRED HOLDERS:

In accordance with Section 8 of the Note, the undersigned Required Holders hereby execute this written consent to the Agreement, thereby indicating their consent to the changes and amendments to the Note contained in this Agreement.

/s/ John L. Nicholson, M.D.
John L. Nicholson, M.D.

/s/ Charles E. Ramey
Charles E. Ramey

EXHIBIT A

TERMS OF WARRANTS

1.	Number of shares of common stock underlying the warrants will be 1,500,000.

2.	Exercise price of the warrants will be $0.43 per share.

3.	Term of the warrants will be five years from the date hereof.

4.	Warrants may be exercised in a “cashless exercise” at the Company’s option.

5.
No adjustments to the exercise price or the number of shares underlying the warrants except for the typical “corporate events” adjustments for stock splits, reverse splits, stock dividends, recapitalizations and the like.

6.
In the event of a fundamental transaction (such as a merger, sale of substantially all assets, tender offer or other business combination) in which the stockholders of the Company become entitled to receive securities, cash or other assets with respect to their common stock, the warrants will convert into the right to receive such securities, cash and other assets upon exercise of the warrants.

7.	Warrant holders will not be deemed to be stockholders of the Company for any purpose unless and until the warrants are exercised.

8.	The warrants will not be transferable until the earlier of (i) Note being paid in full or (ii) an event of default occurring under the Note.

9.
The warrants and the shares of common stock underlying the warrants will be issued under a private offering exemption available under applicable federal and state securities laws.  The warrant holders will have no registration rights related thereto and the warrants and the shares of common stock underlying the warrants will be subject to resale and transfer restrictions as imposed by applicable state and federal securities laws.

10.	Governing law shall be Texas.

11.	Dispute resolution shall be by binding arbitration.

12.
The warrants will be subject to the additional provisions of a written agreement governing the warrants to be negotiated in good faith between the Company and the Holder promptly following execution and delivery of this Agreement.